Exhibit 99.1

For Immediate Release	Contact: Brandi Simpson
Sr. Director, Investor Relations
NPS Pharmaceuticals, Inc.
(801) 583-4939

NPS PHARMACEUTICALS REPORTS

FIRST QUARTER 2006 OPERATING RESULTS

Salt Lake City — May 2, 2006 — NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) today reported its operating results for the three months ended March 31, 2006 and reviewed new developments. Recent developments included:

•	The European Commission approved Preotact® (parathyroid hormone [rDNA origin] for injection) for the treatment of osteoporosis in post-menopausal women in Europe.

•	An abstract summarizing findings from the teduglutide Phase 2a proof-of-concept study in patients with moderate to severe Crohn’s disease has been accepted for presentation at the upcoming Digestive Disease Week conference.

•	Kirin has filed a new drug application (NDA) with the Japanese Pharmaceutical and Medical Devices Agency for clearance to market cinacalcet HCl in Japan for the treatment of patients with secondary hyperparathyroidism who are on dialysis. NPS has earned a $2.0 million milestone for this achievement.

•	NPS collaborator GlaxoSmithKline plans to continue and expand the development of a calcilytic compound as a potential treatment for osteoporosis, based upon positive findings from a proof-of-concept study in non-osteoporotic, post-menopausal women.

On May 1, NPS executives met with senior staff from the FDA’s Division of Endocrine and Metabolism Drug Products to discuss the approvable letter the agency sent regarding PREOS in March. The discussion centered on the agency’s concerns about the benefit/risk profile of PREOS in the pivotal Phase 3 trial and their recommendations regarding how NPS could resolve the agency’s concerns about this issue.

During the meeting, the FDA proposed that NPS generate additional clinical data in the form of a new clinical trial in order to address the hypercalcemia issue raised in the March approvable letter. NPS discussed with the agency and received feedback on an alternative approach that would incorporate existing data from the NDA dataset that could obviate the need for another clinical study. This approach would require that NPS demonstrate improvements in the overall benefit/risk profile of PREOS through a reanalysis of data from completed and/or ongoing clinical trials. Such an amendment to the PREOS NDA would comprise the following information: a reanalysis of existing data to support the safe and effective use of PREOS; a safety overview which would include a routine safety update and additional bone biopsy information; as well as specific answers to the agency’s questions regarding the reliability and use of the injection device.

Tony Coles, president and COO, said, “As evidenced by the European approval of Preotact, we continue to believe that PREOS is a compound that will bring benefit to post-menopausal, osteoporotic women and is an important asset for NPS. We are carefully evaluating our options but believe we could be in a position to file the amendment to our NDA by the end of this year or early next year that addresses the issues raised in the March 9 approvable letter. We remain committed to getting PREOS approved.”

Chairman and CEO Dr. Hunter Jackson stated, “We are working with the agency to define the best path forward for PREOS, we are gratified that NPS’s efforts are coming to fruition with the European approval for Preotact, GSK’s decision to advance the clinical development of the calcilytic program, and Kirin’s filing for the cinacalcet HCl marketing approval with the Japanese regulatory agency.”

First Quarter 2006 Financial Results

NPS incurred a net loss for the first quarter of 2006 of $38.3 million, or $.83 per share, compared to a net loss in the first quarter of 2005 of $45.0 million, or $1.16 per share. Effective January 1, 2006, NPS adopted the fair value recognition provisions of Statement of Financial Accounting Standard (SFAS) No. 123R, Share Based Payment, using the modified prospective method to measure compensation cost for stock-based compensation. The adoption of SFAS No. 123R increased the first quarter 2006 net loss by $3.6 million and basic and diluted net loss per share by $0.08, excluding the SFAS No. 123R compensation expense related to accelerated vesting of stock options under severance agreements. Additionally, NPS recorded SFAS No. 123R compensation cost in the first quarter of 2006 of $2.1 million for accelerated vesting of stock options under severance agreements. The adoption of SFAS No. 123R did not affect net loss or basic and diluted net loss per share for the first quarter of 2005.

Revenues for the first quarter of 2006 were $6.1 million compared to revenues of $1.6 million for the same period last year. The increase in revenues in the first quarter of 2006 as compared with the same period in the prior year is primarily the result of a $2.0 million increase in royalty revenue earned from Amgen on the sales of cinacalcet HCl of and a $2.0 milestone earned from Kirin for the filing of a new drug application with the Japanese Pharmaceuticals and Medical Devices Agency in February 2006 with cincacalcet HCl.

Research and development expenses were $21.2 million in the first quarter of 2006 compared to $33.1 million in the first quarter of 2005. The decrease in research and development expenses from the first quarter of 2005 to the first quarter of 2006 is primarily due to a $9.3 million decrease in the clinical development costs of advancing our PREOS® program and a $6.9 million decrease in the costs associated with the clinical and commercial manufacture of PREOS® and teduglutide, offset by a $3.0 million increase in compensation cost related to stock-based compensation resulting from the implementation of SFAS No. 123R.

Selling, general and administrative expenses were $18.9 million in the first quarter of 2006 compared to $9.2 million expended in the same quarter of 2005. The increase in selling, general and administrative expenses during the first quarter of 2006 as compared with the same period in the prior year is primarily due to a $4.7 million increase in costs related to market research, educational and commercial activities associated with PREOS and our promotional activities associated with Kineret® and Restasis®, a $2.7 million increase in compensation cost related to stock-based compensation resulting from the adoption of SFAS No. 123R and other increases in non-project specific selling, general and administrative expenses including $1.6 million in severance expenses.

Other expense, net, of $3.9 million for the first quarter of 2006 was comparable to $4.1 million for the first quarter of 2005.

As of March 31, 2006, the company had approximately 46.1 million shares outstanding and $215.6 million in cash, cash equivalents, and marketable investment securities as compared to $259.0 million at December 31, 2005. The decrease in cash, cash equivalents and marketable investment securities was primarily the result of cash used in the current quarter to fund current operations.

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2006	2005
Revenues from research and license agreements	$6,083	$1,634

Operating expenses:
Cost of royalties	454	206
Research and development	21,208	33,107
Selling, general and administrative	18,898	9,169

Total operating expenses	40,560	42,482

Operating loss	(34,477)	(40,848)

Other expense, net	(3,852)	(4,127)

Loss before taxes	(38,329)	(44,975)

Income tax benefit	—	(25)
Net loss	$(38,329)	$(44,950)

Basic and diluted net loss per common and potential common share	$(0.83)	$(1.16)

Weighted average common and potential common outstanding – basic and diluted	46,236	38,800

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2006	December 31, 2005
Assets
Cash, cash equivalents and marketable investment securities	$215,564	$258,967
Current restricted cash and cash equivalents	13,430	6,095
Other current assets	8,784	7,304

Total current assets	237,778	272,366

Restricted cash and cash equivalents	—	8,437
Plant and equipment, net of accumulated depreciation and amortization	32,781	32,960
Other assets, net of accumulated amortization	16,664	17,289

Total assets	$287,223	$331,052

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities	$25,534	$38,459
Notes payable and other liabilities	390,774	390,117

Total liabilities	416,308	428,576

Paid-in capital and common stock	667,997	664,088
Deferred compensation	—	(3,120)
Accumulated other comprehensive loss	(2,549)	(2,288)
Accumulated deficit	(794,533)	(756,204)

Net stockholders’ deficit	(129,085)	(97,524)

Total liabilities and stockholders’ deficit	$287,223	$331,052

NPS discovers, develops and commercializes small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company markets products and has drug candidates in various stages of clinical development backed by a strong discovery research effort. Additional information is available on the company’s website, http://www.npsp.com.

Conference Call and Webcast Information

Today’s conference call will be held at 5:00 p.m. EDT. To participate, dial 1-866-510-0704 and use passcode 65847961. International callers may dial 617-597-5362 and use the same passcode. In addition, live audio of the call will be webcast and may be accessed on the Investor Relations page, Calendar of Events section of the company’s website (www.npsp.com). Callers may access the event replay by dialing 1-888-286-8010 (with passcode 81615094). A replay for international callers can be accessed with the same passcode at 617-801-6888. Both the webcast and conference call will be archived until May 9, 2006.

Cautionary Statement for the Purpose of the “Safe Harbor” Provisions

of the Private Securities Litigation Reform Act of 1995

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: the process of submitting a complete response to the PREOS approvable letter may be time-consuming, uncertain and subject to unanticipated delay and cost; the FDA may not consider our response to the PREOS approvable letter to be a complete response, which would further delay the regulatory approval process for us; we have no control over and are entirely dependent on our collaborators and licensees, including GSK, Kirin and Nycomed, to advance the product candidates that are subject of our collaborations or licenses; the Japanese Pharmaceuticals and Medical Devices Agency may not approve cinacalcet HCl in Japan in a timely manner or at all; if Kirin does not obtain approval to market cinacalcet HCl in Japan or does not devote adequate resources to the commercialization and marketing of cinacalcet HCl in Japan, then sales of cinacalcet HCl in Japan will be negatively impacted and our profitability will be adversely affected; Preotact® may not find acceptance in the European medical community; if Nycomed does not devote adequate resources to the marketing and sale of Preotact® in Europe then European sales of Preotact® will be negatively impacted and our profitability will be adversely affected; we may not be able to collect, analyze and report data from our clinical trials in a timely manner; we may never develop additional products that generate revenues; our product candidates may not prove to be safe or efficacious; we may be unable to generate adequate sales and marketing capabilities to effectively market and sell our products; failure to secure adequate manufacturing and storage sources for our products could result in disruption or cessation of our clinical trials and eventual commercialization of such products; and, we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates. All information in this press release is as of May 2, 2006, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the first quarter 2006 and our Annual Report on Form 10-K for the year ended December 31, 2005.